Exhibit 99.1

DCP MIDSTREAM, LP REPORTS STRONG FIRST QUARTER RESULTS AND
EXTENSIVE MULTI-YEAR GROWTH PORTFOLIO
DENVER, May 7, 2018 (GLOBE NEWSWIRE) - DCP Midstream, LP (NYSE: DCP), or DCP, today reported its financial results for three months ended March 31, 2018.
HIGHLIGHTS

•	Reported net income attributable to partners of $62 million for the first quarter of 2018, or $0.08 per basic and diluted limited partner unit.

•	Generated distributable cash flow of $171 million for the first quarter of 2018, resulting in a distribution coverage ratio of 1.10 times.

•	Reported adjusted EBITDA of $268 million for the first quarter of 2018.

•	Continued record DJ Basin wellhead volumes in the first quarter of 2018.

•	Increasing processing and bypass capacity in the DJ Basin by 1.5 Bcf/d with the addition of Plant 12, and the acceleration of Mewbourn 3 and expansion of O'Connor 2.

•
Adding up to 220 thousand barrels per day (MBbls/d) of NGL takeaway in the DJ Basin through the Southern Hills extension via the White Cliffs pipeline, and the Front Range and Texas Express expansions.

•
Record Sand Hills throughput volumes ramping quickly with the completion of the Sand Hills expansion to 400 MBbls/d by the end of the first quarter of 2018, 35 MBbls/d higher than previously expected. The additional 85 MBbls/d expansion to 485 MBbls/d is scheduled to be in service by the end of 2018.

FIRST QUARTER 2018 SUMMARY FINANCIAL RESULTS

	Three Months Ended
	March 31,
	2018	2017
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners	$62	$101
Net income per limited partner unit - basic and diluted	$0.08	$0.41
Adjusted EBITDA(1)	$268	$245
Distributable cash flow(1)	$171	$161

(1)
This press release includes the following financial measures not presented in accordance with U.S. generally accepted accounting principles, or GAAP: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measure under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

CEO'S PERSPECTIVE
“Our strong Q1 results demonstrate the success of our diverse portfolio and our team’s dedicated focus on innovation, cost savings, and growth,” said Wouter van Kempen, chairman, president & CEO. “I am also pleased to announce we are seizing tremendous growth opportunities that further establish our leading position as a premier fully integrated midstream provider. Our significant increase of up to 1.5 billion cubic feet per day of capacity and up to 220,000 barrels per day of NGL takeaway in the DJ Basin, coupled with the expansion of Sand Hills to 485,000 barrels per day out of the Permian, give us a competitive advantage in the country’s two most prolific basins.”

GROWTH UPDATE
DJ Basin Growth Projects
•Adding up to 1.5 Bcf/d capacity, with 500 MMcf/d coming online over the next twelve months.

◦	Announcing further acceleration of the 200 MMcf/d Mewbourn 3 plant to August 2018.

◦	Announcing acceleration of the O'Connor 2 plant to the second quarter of 2019 and the 50 percent capacity expansion to 300 MMcf/d with up to 100 MMcf/d of bypass.

◦	Announcing Plant 12 adding up to 1.0 Bcf/d including bypass. The plant is expected to be placed into service in phases with the initial in-service in 2020.

•
Extending the Southern Hills pipeline into the DJ Basin via 10 year agreements for up to 50 MBbls/d transport on the White Cliffs NGL pipeline. The initial capacity out of the DJ Basin is expected to be 90 MBbls/d, expandable to 120 MBbls/d with an anticipated fourth quarter of 2019 completion.

•
Expanding Front Range 100 MBbls/d and Texas Express 90 MBbls/d, adding NGL takeaway from the DJ Basin. Both expansions are expected to go into service in the second quarter of 2019. DCP owns 33% of Front Range and 10% of Texas Express.

Permian Growth Projects
Sand Hills

•
Completed the Sand Hills NGL pipeline expansion to 365 MBbls/d in the first quarter of 2018. Capacity was further increased to approximately 400 MBbls/d by the end of the first quarter of 2018 through innovation and operational optimization with no additional capital. Capacity is expected to increase 25 MBbls/d to 425 MBbls/d by the end of the third quarter of 2018 and then ramp up to 485 MBbls/d by the end of 2018.

Gulf Coast Express

•
The approximately 2.0 Bcf/d Gulf Coast Express (GCX) pipeline is close to fully subscribed and is expected to be placed in-service in the fourth quarter of 2019. We hold a 25% interest in the GCX natural gas takeaway pipeline.

DISTRIBUTIONS AND IDR GIVEBACK
On April 24, 2018, DCP announced a quarterly common unit distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter.
Also on April 24, 2018, DCP announced the initial semi-annual distribution on its Series A Preferred units of $41.9965 per unit, which includes the distribution attributable to the partial period from and including the date of original issue. The Series A Preferred distribution will be paid on June 15, 2018 to unitholders of record on June 1, 2018.
DCP generated distributable cash flow of $171 million for the first quarter of 2018. In accordance with the amended partnership agreement, distributions declared were $155 million for the first quarter of 2018. The distribution coverage ratio was 1.10 times for the first quarter of 2018.
Phillips 66 and Enbridge, Inc. (Owners) have agreed, if required, to provide a reduction to incentive distributions payable to DCP's general partner under the partnership agreement (the "IDR giveback") of up to $100 million annually through 2019 to target an approximate 1.0 times annual distribution coverage ratio, which provides downside protection for limited partners.
Under the terms of DCP's amended partnership agreement, the amount of incentive distributions paid to the general partner will be evaluated by the general partner on both a quarterly and annual basis and may be reduced each quarter by an amount determined by the general partner. If no determination is made by the general partner, the quarterly IDR giveback will be $20 million. The IDR giveback of up to $100 million annually will be subject to a true-up at the end of the year by taking the total distributable cash flow (as adjusted under the amended partnership agreement), less the total annual distribution payable to unitholders, adjusted to target an approximate 1.0 times distribution coverage ratio. During the first quarter 2018 no IDR giveback was withheld from the distribution declared.
FIRST QUARTER 2018 OPERATING RESULTS BY BUSINESS SEGMENT
Gathering and Processing
Gathering and Processing Segment net income attributable to partners for the three months ended March 31, 2018 and 2017 was $113 million and $152 million, respectively.
Adjusted segment EBITDA decreased to $194 million for the three months ended March 31, 2018, from $211 million for the three months ended March 31, 2017, reflecting significantly lower production volumes from two offshore wells from DCP's Discovery equity method investment which drove lower distributions, the sale of our Douglas, Wyoming system and a producer settlement in the North in the first quarter of 2017. These decreases were partially offset by lower costs from operational efficiencies and cost savings initiatives and higher volumes in the Eagle Ford system in the South region and higher volumes from growth projects primarily related to DCP’s DJ Basin System in the North region.
Logistics and Marketing
Logistics and Marketing Segment net income attributable to partners for the three months ended March 31, 2018 and 2017 was $79 million and $87 million, respectively.

Adjusted segment EBITDA increased to $129 million for the three months ended March 31, 2018, from $92 million for the three months ended March 31, 2017, reflecting higher equity earnings and distributions from Sand Hills primarily due to continued volume ramp associated with NGL production growth from the Permian basin and ongoing capacity expansions of Sand Hills, and higher gas marketing margins. These increases were partially offset by lower realized gas and NGL marketing cash settlements related to DCP's commodity derivative program, and lower margins in our wholesale propane and NGL marketing businesses.
Other
Corporate general and administrative expense for the three months ended March 31, 2018 was lower compared to the same period in 2017 primarily as a result of cost savings initiatives.
CAPITALIZATION, LIQUIDITY AND FINANCING
Debt
As of March 31, 2018, DCP had $450 million of total principal short-term debt outstanding and $4,275 million of total principal long-term debt outstanding. The total debt outstanding includes $550 million of junior subordinated notes which are excluded from debt under DCP's credit facility leverage ratio calculation.
Credit Agreement
DCP has a $1.4 billion senior unsecured revolving credit agreement that matures on December 6, 2022, or the Credit Agreement. The Credit Agreement is used for working capital requirements and other general partnership purposes including growth and acquisitions. As of March 31, 2018, total available capacity under the Credit Agreement was $1,275 million net of $100 million of outstanding borrowings and $25 million of letters of credit. The financial covenants set forth in the Credit Agreement limit DCP's ability to incur incremental debt by $1,275 million as of March 31, 2018. DCP's leverage ratio pursuant to its Credit Agreement for the quarter ended March 31, 2018, was approximately 3.8 times. The effective interest rate on DCP's overall debt position, as of March 31, 2018, was 5.7 percent. As of March 31, 2018, DCP had cash of $2 million.
CAPITAL EXPENDITURES AND INVESTMENTS
During the three months ended March 31, 2018, DCP had expansion capital expenditures and equity investments totaling $161 million and maintenance capital expenditures totaling $23 million.
COMMODITY DERIVATIVE ACTIVITY
For the three months ended March 31, 2018 and 2017, commodity derivative activity and total revenues included non-cash unrealized losses of $29 million, and non-cash unrealized gains of $36 million, respectively. Net hedge cash settlements for the three months ended March 31, 2018 and 2017 were payments of $12 million and $5 million, respectively.
The objective of DCP's commodity risk management program is to protect downside risk in its distributable cash flow. DCP also manages commodity price risk related to its natural gas storage and pipeline assets through its commodity derivative program. The commercial activities related to DCP's natural gas storage and pipeline assets primarily consist of locking in spreads associated with the purchase and sale of gas. DCP utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing DCP's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as DCP's physical commodity sales are realized or when DCP rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of DCP's commodity derivative instruments do not affect its distributable cash flow.

EARNINGS CALL
The first quarter 2018 DCP earnings presentation is currently available through the Investors section of DCP's website at www.dcpmidstream.com. DCP will host a conference call webcast on Tuesday May 8, at 11:00 a.m. ET, to discuss its first quarter 2018 results. The live audio webcast of the conference call can be accessed through the Investors section on the DCP website at www.dcpmidstream.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 99325280. A replay of the audio webcast will also be available by accessing the Investors section on the DCP website at www.dcpmidstream.com.
NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. DCP's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by DCP may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
DCP defines adjusted EBITDA as net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of DCP's ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.
The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of DCP's assets without regard to financing methods, capital structure or historical cost basis;

•	DCP's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of DCP's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of DCP's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and pay maintenance capital expenditures.

DCP defines adjusted segment EBITDA for each segment as segment net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations for that segment.
DCP defines distributable cash flow as adjusted EBITDA less maintenance capital expenditures, net of reimbursable projects, interest expense, cumulative cash distributions earned by the Series A Preferred Units and certain other items.
Maintenance capital expenditures are cash expenditures made to maintain DCP's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Income attributable to preferred units represent cash distributions earned by the Series A Preferred Units. Cash distributions to be paid to the holders of the Series A Preferred units, assuming a distribution is declared by DCP's board of directors, are not available to common unit holders. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. DCP compares the distributable cash flow it generates to the cash distributions it expects to pay to its partners. Using this metric, DCP computes its distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess DCP's ability to make cash distributions to its unitholders and its general partner.
ABOUT DCP MIDSTREAM, LP
DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership, with a diversified portfolio of assets, engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate. DCP owns and operates more than 60 plants and approximately 63,000 miles of natural gas and natural gas liquids pipelines, with operations in 17 states across major producing regions and leads the midstream segment as one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. Denver, Colorado based DCP is managed by its general partner, DCP Midstream GP, LP, which is managed by its general partner, DCP Midstream GP, LLC, which is 100% owned by DCP Midstream, LLC. DCP Midstream, LLC is a joint venture between Enbridge Inc. and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond DCP's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on DCP's results of operations and financial condition are described in detail in the "Risk Factors" section of DCP's most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in DCP's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. DCP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Information contained in this press release is unaudited, and is subject to change.

Investors or Analysts:
Irene Lofland, 303-605-1822

DCP MIDSTREAM, LP
FINANCIAL RESULTS AND
SUMMARY FINANCIAL DATA
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
	(Millions, except per unit amounts)
Sales of natural gas, NGLs and condensate	$2,069	$1,933
Transportation, processing and other	111	157
Trading and marketing (losses) gains, net	(41)	31
Total operating revenues	2,139	2,121
Purchases and related costs	(1,769)	(1,687)
Operating and maintenance expense	(162)	(167)
Depreciation and amortization expense	(94)	(94)
General and administrative expense	(59)	(62)
Other expense	(2)	(10)
Total operating costs and expenses	(2,086)	(2,020)
Operating income	53	101
Interest expense, net	(67)	(73)
Earnings from unconsolidated affiliates	78	74
Income tax expense	(1)	(1)
Net income attributable to noncontrolling interests	(1)	—
Net income attributable to partners	62	101
General partner's interest in net income	(41)	(42)
Series A preferred partner's interest in net income	(9)	—
Net income allocable to limited partners	$12	$59

Net income per limited partner unit — basic and diluted	$0.08	$0.41

Weighted-average limited partner units outstanding — basic and diluted	143.3	143.3

	March 31,	December 31,
	2018	2017
	(Millions)

Cash and cash equivalents	$2	$156
Other current assets	1,018	1,166
Property, plant and equipment, net	9,040	8,983
Other long-term assets	3,618	3,573
Total assets	$13,678	$13,878

Current liabilities	$1,273	$1,488
Current portion of long-term debt	450	—
Long-term debt	4,358	4,707
Other long-term liabilities	285	245
Partners' equity	7,282	7,408
Noncontrolling interests	30	30
Total liabilities and equity	$13,678	$13,878

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
	(Millions)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$62	$101
Interest expense	67	73
Depreciation, amortization and income tax expense, net of noncontrolling interests	95	95
Distributions from unconsolidated affiliates, net of earnings	13	2
Other non-cash charges	2	10
Non-cash commodity derivative mark-to-market	29	(36)
Adjusted EBITDA	$268	$245
Interest expense	(67)	(73)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(23)	(15)
Preferred unit distributions ***	(9)	—
Other, net	2	4
Distributable cash flow	$171	$161

Net cash provided by operating activities	$122	$144
Interest expense	67	73
Net changes in operating assets and liabilities	54	66
Non-cash commodity derivative mark-to-market	29	(36)
Other, net	(4)	(2)
Adjusted EBITDA	268	$245
Interest expense	(67)	(73)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(23)	(15)
Preferred unit distributions ***	(9)	—
Other, net	2	4
Distributable cash flow	$171	$161

*** Represents cumulative cash distributions earned by the Series A Preferred Units, assuming distributions are declared by DCP's board of directors.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
	(Millions, except as indicated)
Gathering and Processing Segment:
Financial results:
Segment net income attributable to partners	$113	$152
Non-cash commodity derivative mark-to-market	(14)	(31)
Depreciation and amortization expense, net of noncontrolling interest	84	85
Distributions from unconsolidated affiliates, net of earnings	8	5
Other charges	3	—
Adjusted segment EBITDA	$194	$211

Operating and financial data:
Natural gas wellhead (MMcf/d)	4,467	4,580
NGL gross production (MBpd)	384	352
Operating and maintenance expense	$148	$153

Logistics and Marketing Segment:
Financial results:
Segment net income attributable to partners	$79	$87
Non-cash commodity derivative mark-to-market	43	(5)
Depreciation and amortization expense	3	4
Distributions from unconsolidated affiliates, net of earnings	5	(3)
Other charges	(1)	9
Adjusted segment EBITDA	$129	$92

Operating and financial data:
NGL pipelines throughput (MBpd)	519	427
NGL fractionator throughput (MBbls/d)	62	50
Operating and maintenance expense	$11	$9

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	March 31,
	2018		2017
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$171		$161
Distributions declared **	$155		$135
Distribution coverage ratio - declared	1.10	x	1.19	x

Distributable cash flow	$171		$161
Distributions declared without IDR giveback	$155		$155
Distribution coverage ratio - declared without IDR giveback	1.10	x	1.04	x

Distributable cash flow	$171		$161
Distributions paid ***	$194		$121
Distribution coverage ratio - paid	0.88	x	1.33	x

	Quarter Ended June 30, 2017	Quarter Ended September 30, 2017	Quarter Ended December 31, 2017	Quarter Ended March 31, 2018	Twelve Months Ended March 31, 2018
	(Millions, except as indicated)

Distributable cash flow	$119	$187	$176	$171	$653
Distributions declared **	$134	$155	$194	$155	$638
Distribution coverage ratio - declared	0.89x	1.21x	0.91x	1.10x	1.02x

Distributable cash flow	$119	$187	$176	$171	$653
Distributions declared without IDR giveback	$154	$155	$154	$155	$618
Distribution coverage ratio - declared without IDR giveback	0.77x	1.21x	1.14x	1.10x	1.06x

Distributable cash flow	$119	$187	$176	$171	$653
Distributions paid ***	$135	$134	$155	$194	$618
Distribution coverage ratio - paid	0.88x	1.40x	1.14x	0.88x	1.06x

** There were no IDR givebacks reflected in distributions declared for the year ended March 31, 2018. Distributions declared for the three months ended March 31, 2017 and June 30, 2017 reflect $20 million of IDR givebacks, respectively.

*** Distributions paid reflect the payment of $40 million of IDR givebacks previously withheld for the three months ended March 31, 2018.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months Ended
	December 31, 2018
	Low	High
	Forecast	Forecast
	(Millions)
Reconciliation of Non-GAAP Measures:
Forecasted net income attributable to partners	$310	$390
Distributions from unconsolidated affiliates, net of earnings	60	70
Interest expense, net of interest income	300	300
Income taxes	5	5
Depreciation and amortization, net of noncontrolling interests	390	390
Non-cash commodity derivative mark-to-market	(20)	(20)
Forecasted adjusted EBITDA	1,045	1,135
Interest expense, net of interest income	(300)	(300)
Maintenance capital expenditures, net of reimbursable projects	(100)	(120)
Preferred unit distributions ***	(37)	(37)
Other, net	(8)	(8)
Forecasted distributable cash flow	$600	$670
*** Represents cumulative cash distributions earned by the Series A Preferred Units, assuming distributions are declared by DCP's board of directors.